SUB-ITEM 77E:  LEGAL
PROCEEDINGS
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively,
?Federated?) have been
named as defendants in
several lawsuits, that were
consolidated into a single
action in the United States
District Court for the
Western District of
Pennsylvania, alleging
excessive advisory fees
involving one of the
Federated-sponsored
mutual funds.  Without
admitting the validity of
any claim, Federated
reached a final settlement
with the Plaintiffs in these
cases in April 2011.